SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[x]  Definitive Additional Materials

HECLA MINING COMPANY
------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee iscalculated and state how it was determined):
4)  Proposed maximum aggregate value of transaction:
____________________________________________________________________________________
5)  Total fee paid:
[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
____________________________________________________________________________________
      2) Form, Schedule or Registration Statement No.:
____________________________________________________________________________________
      3) Filing Party:
____________________________________________________________________________________
      4) Date Filed:

Hecla Mining Company intends to communicate with a limited number of shareholders regarding the Institutional Shareholder Services Inc. report on the Company’s say-on-pay proposal to be voted on at the Company’s Annual Meeting of Shareholders to be held on May 15, 2013.  The substance of the communication is below.

At Hecla Mining Company’s (“Hecla” or the “Company”) Annual Meeting of Shareholders to be held on May 15, 2013, shareholders will cast a non-binding advisory vote to approve the compensation of the Company’s executives (the “say-on-pay” vote).  Proposal 2 in the Company’s 2013 Proxy Statement includes relevant information regarding this matter.  As noted in the Proxy Statement, the Company believes that its compensation policies and procedures encourage a culture of pay for performance and are strongly aligned with both the short- and long-term interests of the Company’s shareholders.  The Company’s Board of Directors has recommended that you vote FOR Proposal 2.

ISS Proxy Advisory Services (“ISS”) recommended on April 29, 2013 that its clients vote against Proposal 2 in light of what ISS claims is a “pay for performance disconnect” (the “ISS Report”).  The Company believes ISS’s analysis is incorrect.  We have outlined the reasons for our disagreement with ISS’s negative vote recommendation in light of Hecla’s historical and continued focus on pay for performance, and for these reasons request that you consider the Supplemental Information contained below, and vote FOR Proposal 2.

ISS Created Peer Group Comparisons are Flawed

ISS’s peer group is formulaic and excludes relevant peer companies because they do not fall within artificial and narrow ISS-defined size ranges of revenue and market value. ISS’s peer group does not include any silver companies, only two operating gold companies, and the companies included are not in the same industry and have significantly less revenue and market capitalization. The ISS peer selection criteria bears little resemblance to the responsible and well-considered analysis that Hecla’s Compensation Committee undertakes to select relevant peers.

As described on page 45 of the 2013 Proxy Statement, Hecla’s Compensation Committee annually works very closely with our compensation consultant, Mercer (US) Inc., to develop a relevant comparator group by selecting peers with which we are most closely aligned in the metals industry – companies that explore and develop mineral properties; mine, process and sell silver and gold, and are of comparable size, annual revenue and market capitalization.  In order to compile the most relevant peer group, it is necessary to consider companies from outside of the U.S., which ISS arbitrarily chose not to do.  Almost all of Hecla’s true peers are headquartered in Canada which is why Hecla maintains one of two corporate offices in Vancouver, British Columbia.  Moreover, two of Hecla’s five NEO’s reside and office in Vancouver, Canada.  ISS fails to recognize that that the precious metals mining industry is largely headquartered in Canada.   The only relevant silver mining company domiciled in the US, Coeur d’Alene Mines Corp, was excluded from ISS’s peer group.  Hecla and ISS both included a domestic gold company (Allied Nevada Gold Corp), a platinum-platinum company (Stillwater Mining Company) and a Canadian Company that is registered in the US and makes filings with the SEC (Golden Star Ltd.). Furthermore, ISS included a royalty company (Royal Gold Inc.) and a company in expropriation litigation with Venezuela (Gold Resource Corporation), neither of which has operating activities.  There are no other relevant domestic precious metal companies in the US. Therefore, Hecla’s Compensation Committee, recognizing the role Canadian companies have in the precious metals mining industry, included Canadian companies as relevant peers.  However, ISS’s peer group excludes 7 Canadian peers from the precious metals mining industry and replaces them with companies that have no interests in precious metals and  focus on chemicals, steel, agriculture and oil field services.

Furthermore, ISS’s analysis fails to recognize Hecla’s legitimate emphasis on relative market capitalization as an important factor in peer group selection.  Hecla’s market cap as of December 31, 2012 was only 28% below its peer group median, and all but three peers were within two times Hecla’s market cap.  However, Hecla’s market cap was more than two times ISS’s peer group median and more than two times the market cap of 8 of the 15 ISS peers.

Given the importance of the selected peer group under ISS’s pay-for-performance analysis, we believe Hecla’s shareholders deserve an appropriate comparison group for measuring long-term shareholder value creation.  The opinions of ISS based on their inappropriate peer selection cannot be substituted for the reasoned judgment of Hecla’s Compensation Committee in what constitutes a relevant peer group.

Selecting a proper peer group is crucial to this analysis.  If ISS had applied its quantitative testing to the peer companies chosen by the Compensation Committee for their relevance to Hecla’s business, as disclosed in our 2013 Proxy Statement, we believe Hecla would have rated a “low concern on ISS’s pay-for-performance evaluation.  The result of the Relative Degree of Alignment measure would be approximately -10 and the result of the Multiple of Median measure would be 1.37.  The result of the Pay-TSR Alignment measure would be unchanged at -12, because this is not a measure relative to the peer group.  These results speak to the benefit of a peer group that, unlike ISS’s peer group, provides shareholders and management a consistent, relevant benchmark to measure long-term performance and compensation comparisons.

Relative Degree of Alignment

Another important factor that the Compensation Committee takes into consideration in assessing pay levels for the CEO compared to our peers, is tenure.  The ISS analysis fails to take into account the tenure of Hecla’s CEO compared to the tenure of CEOs at Hecla’s peer companies.  Hecla’s CEO tenure as of December 31, 2012 was 9.7 years, compared to median of peers of 4.8 years and 75th percentile of 8.4 years.

Executive Pay and Company Performance Are Well-Aligned at Hecla

Low Realized Pay1 and 81% Performance-Based Pay Indicate Pay-for-Performance Alignment.

•	Only 19% of our CEO’s compensation is fixed while the remaining 81% is performance-based variable pay.
•	The portion of the CEO’s pay that is fixed is targeted at the 25th percentile of the Compensation Committee peers putting more pay at risk than peers.
•	Our CEO’s realized pay is less than the reported Summary Compensation Table amount.
•	Financial performance metrics and a TSR metric in the pay program align pay and performance.
•	Hecla is engaged in a business that has multi-year cycles and performance metrics are adjusted annually to reflect anticipated market conditions.
•	Incentive plan performance goals reflect economic and business cycles; they do not reflect an effort to make awards easier to earn.

Quantitative Components of Annual Incentive Plan (“AIP”) and Performance Measures

ISS claims that the Compensation Committee does not use pre-established targets for the AIP.  This is not an accurate statement.  In fact, the Compensation Committee reviews company performance based upon eleven company goals (i.e. pre-established targets) and layers on top of that its qualitative judgment as to awards made under the AIP.

At the beginning of each year, annual goals are set by management, discussed with the Compensation Committee, and recommended to the Board of Directors.  Hecla’s AIP is divided into quantitative and qualitative components.  There is no weighting of these components.  Quantitative goals include: safety metrics, costs (G&A, environmental, etc.), silver and gold production, base metal production and capital expenditures.  Qualitative goals include: maintaining financial flexibility, clean-up work on the Silver Shaft, improvement projects at the Lucky Friday mine, enhancements to safety programs, human resource and investor relations activities.

In 2012, the Company achieved quantitative goals that were above target in safety, costs and capital expenditures, but performed below target on silver, gold and base metal production due the halt in production at the Lucky Friday mine. In addition, the Company accomplished qualitative goals under the AIP that enabled Hecla to help ensure regulatory compliance, improve operations, and enhance organizational and professional competency.  The operations prioritized mine maintenance and regulatory compliance over production at Greens Creek, and upgraded the Lucky Friday infrastructure to improve long term operating performance.  The Silver Shaft rehabilitation and enhancement plan was achieved safely and effectively, and the Lucky Friday mine was well-positioned for start-up in early 2013.  Hecla also increased its land position, successfully resolved a Delaware derivative lawsuit and other lawsuits, and significantly advanced the pre-development projects in Mexico, Colorado and Idaho.  Also in 2012, Hecla

1 Realized pay includes salary, short- and long-term incentives, vesting of stock awards regardless of when they were granted.

•	Generated positive cash flows from operations of $69.0 million;
•	Committed a record level of capital expenditures of approximately $129.9 million;
•	Increased overall proven and probable silver reserves at December 31, 2012, compared to 2011;
•	Continued our investment in other mining properties and companies through several investments and acquisitions;
•	Increased our exploration and pre-development spending during the year by 58% and 130% compared to 2011 and 2010, respectively;
•	Paid common stock dividends totaling $17.1 million, or $0.06 per share; and
•
Achieved the above milestones utilizing cash flows generated from operations with no external financing required, while maintaining a cash balance of $191.0 million and substantially no debt as of December 31, 2012.

While the Compensation Committee does not use any weighting of these accomplishments, they do assess overall performance on the combination of all measures under the AIP.  Based on this assessment, the Compensation Committee felt that Company performance was achieved at 110% of target (out of a possible range of 0 to 200%).

To demonstrate the variability of payouts and evidence that pay is significantly influenced by performance as determined under the AIP, the table below shows annual incentive awards (including % of target) for the last six years for our President and Chief Executive Officer.

Year	% of Target	AIP ($)
2007	110%	308,000
2008	0%	0
2009	190%	845,500
2010	150%	667,500
2011	125%	625,000
2012	110%	605,000

Long-term Incentive Plan (“LTIP”)

Hecla’s LTIP is forward-looking and provides relevant measures of what we believe to be the key drivers of Hecla’s sustained long-term success.  Each LTIP covers three consecutive performance years, measuring company performance on such critical measures as reserve and resource growth, cash flow generation, production growth, TSR and major project development.

Our 2010-2012 LTIP plan had four components: resource growth, production growth, cash flow and #4 Shaft completion.  The specific targets for these four components were:

•	Resource growth – Add 30 million silver equivalent ounces to the resource base;
•	Production growth – Production growth to 10.5 million ounces of silver production annually;

•	Cash flow - $329 million of cash flow based on fixed silver prices ($15/oz.); and
•	#4 Shaft completion – Achieve production growth by completing the #4 Shaft on schedule.

During the 2010-2012 LTIP plan period, the resource growth was achieved by adding 194.93 million equivalent silver ounces, which is 780% of target and paid out at $50.00 per unit (see the performance unit chart below), while cash flow was achieved at 116% of target and paid out at $50.00 per unit.  Due to the Lucky Friday mine being shutdown in 2012, production growth threshold was not met and work on the #4 Shaft was suspended and therefore will not result in any payout under the above matrix.  The total 2010-2012 LTIP payout was $100.00 per unit.

Performance Measure	Weight	Target	Actual Performance	% of Targeted Payout
Resource Growth	25%	25 Silver oz. added (millions)	195 (millions)	200%
Cash Flow	25%	$329 Cash Flow (millions)	$382 (millions)	200%
Production Growth	25%	32 Silver oz. (millions)	26 (millions)	0%
#4 Shaft Completion	25%	74% complete	50% complete	0%

Like the AIP, the LTIP is subject to significant variability in payout.  In the eight years the plan has been in place: three years the plan has paid zero to 83% of target, two years at 100 & 103% of target, and three years of significantly higher than target – 161 to 200%.  This variability demonstrates the robustness of the targets and the significant pay at risk.

Policies Around Pay Indicate Board’s Attention to Best Practices

We have continuously improved our compensation program by adopting emerging best practices.  Examples include in recent years:

•	Adding a TSR metric;
•	Eliminating of tax gross-ups in future employment agreements;
•	Reducing the protection period from three years to two years in future employment agreements;
•	Reducing severance payment multiples for compensation and benefit continuation from three years to two years in future employment agreements;
•	Replacing evergreen provision that renewed the employment agreement annually for a three-year period with a one-year period contract term requiring annual renewal;
•	Prohibiting pledging/hedging;
•	Adopting a clawback policy;
•	Implementing share ownership guidelines for executive officers and directors; and

•	Awarding restricted stock units with a three-year vesting period, in place of a shorter vesting period or awarding stock options.

While the Compensation Committee has made the foregoing changes to the compensation plans, the basic program, benchmarked to appropriate peers, is largely unchanged over the last number of years.  The program continues to have base compensation at the 25th percentile of peers and about 81% of the CEO’s pay is at risk relying on payouts from the AIP, LTIP and equity components.  Peers have substantially less at risk than Hecla’s executives.

Hecla’s long standing compensation program is substantially unchanged over the last two years and received 87.28% of shareholder approval in 2012, and 88.16% of shareholder approval in 2011.

In closing, the Company believes that its compensation policies and procedures:

•	Encourage a culture of pay for performance;
•	Are strongly aligned with both the short- and long-term interests of the Company’s shareholders; and
•	Justify a vote by shareholders FOR Proposal 2.

We respectfully request that you follow the Board’s recommendation to vote FOR Proposal 2, the advisory vote on named executive officer compensation.  If you would like to speak with us about Proposal 2 or any of the proposals in our 2013 Proxy Statement, please contact Mike Westerlund, Vice President – Investor Relations at (604) 694-7729, or Jim Sabala, Senior Vice President & Chief Financial Officer at (208) 209-1255.